Registration No. 333-121725

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT

Under
The Securities Act of 1933

Goldcorp Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1040	Not Applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

145 King Street West, Suite 2700, Toronto, Ontario  M5H 1J8, Canada
(416) 865-0326
(Address and telephone number of registrant’s principal executive offices)

Wharf Resources (U.S.A.), Inc., 10928 Wharf Road, Lead, South Dakota 57754
(605) 854-4103
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Michael Melanson Fraser Milner Casgrain LLP 1 First Canadian Place, 39th Floor 100 King Street West Toronto, Ontario M5X 1B2 Canada (416) 863-4511	D. Grant Vingoe Dorsey & Whitney LLP BCE Place 161 Bay Street, Suite 4310 Toronto, Ontario M5J 2S1 Canada (416) 367-7370

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

     It is proposed that this filing shall become effective (check appropriate box):

A. ☑	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B. ☐	At some future date (check the appropriate box below).
1. ☐	Pursuant to Rule 467(b) on _____________ (date) at _____________ (time) (designate a time not sooner than seven calendar days after filing).
2. ☐	Pursuant to Rule 467(b) on _____________ (date) at _____________ (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on _____________ (date).
3. ☐	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☐	After the filing of the next amendment to this form (if preliminary material is being filed).

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Aggregate	Amount of
Securities to be Registered	Registered (1)	Offering Price (2)	Registration Fee (3)

Common Shares, no par value	192,355,455 shares	$2,435,220,053.97	$286,625.40

(1)	Represents the maximum number of shares of Common Shares of the Registrant estimated to be issuable upon consummation of the exchange offer for all of the outstanding common shares of Wheaton River Minerals Ltd. (“Wheaton”) calculated as the product of (a) 769,421,818, which is the estimated number of outstanding Wheaton common shares as of December 17, 2004 (assuming full conversion of all outstanding exercisable options and warrants for Wheaton common shares), and (b) the exchange ratio of 0.25 Common Shares of the Registrant for each Wheaton common share.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with General Instruction II.H to Form F-10. The proposed maximum offering price is equal to the product of (i) $3.165, which is the average of high and low sale prices of Wheaton common shares as reported on the American Stock Exchange on December 3, 2004, and (ii) 769,421,818, which is the estimated number of outstanding Wheaton common shares as of December 17, 2004 (assuming full conversion of all outstanding exercisable options and warrants for Wheaton common shares).

(3)	Previously paid.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

     This Amendment No. 1 amends and supplements the registration statement on Form F-10 (as amended, the “Registration Statement”) filed by Goldcorp Inc., an Ontario corporation (“Goldcorp” or the “Registrant”) relating to the offer of the Registrant and Goldcorp Acquisition ULC, a Nova Scotia unlimited liability company and a wholly owned subsidiary of the Registrant, to purchase all of the outstanding common shares of Wheaton River Minerals Ltd. on the basis of 0.25 Goldcorp common share for each Wheaton common share (the “Offer”). The Offer is subject to the terms and conditions set forth in the Take Over Bid Circular, dated December 29, 2004 (the “Take Over Bid Circular”), and the related Letter of Acceptance and Transmittal (“Letter of Transmittal”), copies of which were filed as Exhibits 4.1 and 4.2, respectively, to the initial Registration Statement filed with the SEC on December 29, 2004.

     Capitalized terms used herein and not defined herein have the respective meanings assigned to such terms in the Take Over Bid Circular.

     The first sentence under the heading “FORWARD-LOOKING STATEMENTS” on page (iii) of the Take Over Bid Circular is hereby amended and restated in its entirety as follows:

“Certain statements included in the Circular constitute “forward-looking statements’’ concerning the business, operations and financial performance and condition of the Offerors.”

     The third sentence under the heading “Payment for Deposited Common Shares” on page 11 of the Take Over Bid Circular is hereby amended and restated in its entirety as follows:

“Any Common Shares deposited under the Offer after the first date on which Common Shares are taken up under the Offer will be taken up and paid for promptly, and in any event within 10 days after such deposit.”

     The first sentence of the second paragraph under the heading “4. Conditions to the Offer” on page 18 of the Take Over Bid Circular is hereby amended and restated in its entirety as follows:

“The conditions listed above are for the exclusive benefit of the Offerors, and the Offerors may assert them regardless of the circumstances giving rise to any of the conditions (other than any intentional action or inaction by an Offeror).”

     The second sentence of the second paragraph under the heading “7. Payment for Deposited Common Shares” on page 22 of the Take Over Bid Circular is hereby amended and restated in its entirety as follows:

“Subject to compliance with Rule 14e-1(c) under the U.S. Exchange Act, the Offerors also expressly reserve the right, in their sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable governmental regulatory approvals or consents.”

     Item (b) listed under the caption “Documents Incorporated by Reference” on page 27 of the Take Over Bid Circular is hereby amended and restated in its entirety as follows:

“(b) the audited comparative consolidated financial statements of Goldcorp as at, and for the years ended, December 31, 2003 and December 31, 2002, together with the auditors’ report thereon;”

     Page 28 of the Take Over Bid Circular is hereby amended by adding the following subsection to the section “1. Goldcorp and Subco” above the caption “Share Capital of Goldcorp”:

“Summary Financial Data of Goldcorp and Summary Pro Forma Financial Data

The following tables present our summary historical consolidated financial information as at and for the years ended December 31, 2003 and 2002 and our consolidated financial information as at and for the nine months ended September 30, 2004, which financial statements are incorporated by reference in the Circular. The tables also present our pro forma consolidated financial information as at and for the nine months ended September 30, 2004 and for the year ended December 31, 2003 after giving effect to our acquisition of all of the Wheaton common shares pursuant to the Offer. This information is derived from and should be read in conjunction with the financial statements and the related notes to those financial statements incorporated by reference or included herein. Copies of the financial statements and related notes incorporated herein by reference can be found at www.sedar.com and www.sec.gov.

The selected pro forma consolidated financial information set forth below should be read in conjunction with our unaudited pro forma consolidated financial statements, the accompanying notes thereto and the compilation report of KPMG LLP thereon included in the Circular. The pro forma consolidated balance sheet has been prepared from the unaudited consolidated balance sheet of each of Goldcorp and Wheaton as at September 30, 2004 and gives pro forma effect to the acquisition of Wheaton by Goldcorp as if the transaction occurred on September 30, 2004. The pro forma consolidated statement of operations for the nine month period ended September 30, 2004 and for the year ended December 31, 2003 has been prepared from the unaudited statements of operations of each of Goldcorp and Wheaton for the nine months ended September 30, 2004 and from the audited statements of operations of each of Goldcorp and Wheaton for the year ended December 31, 2003 and gives pro forma effect to the acquisition of Wheaton as if the transaction occurred on January 1, 2003. Please refer to Appendix A of the Circular for details of the pro forma adjustments and a reconciliation of the figures to US GAAP.

Goldcorp Summary of Financial Condition and Pro Forma Financial Data

(Expressed in thousands of United States Dollars except per share and gold price amounts)(1)

			Goldcorp Actual
	Pro Forma as	Pro Forma as	As at	As at	As at
	at September 30,	at December 31,	September 30,	December 31,	December 31,
	2004	2003(2)	2004	2003	2002
Current assets	$629,578	—	$400,642	$423,290	$327,377
Non-current assets	$2,718,230	—	$248,272	$215,233	$130,372
Current liabilities	$89,427	—	$22,200	$61,070	$53,050
Long-term liabilities	$342,714	—	$86,647	$69,711	$55,778
Minority interest	$18,000	—	—	—	—
Shareholders’ equity	$2,897,667	—	$540,067	$507,742	$348,921
Common shares outstanding (in thousands)	332,981	—	189,961	189,274	182,390

	Pro Forma for the	Pro Forma for	For the	For the	For the
	Nine Months ended	the year ended	Nine Months Ended	Year Ended	Year Ended
	September 30,	December 31,	September 30,	December 31,	December 31,
	2004	2003	2004	2003	2002
Revenue	$444,867	$475,275	$139,144	$262,642	$185,194
Net earnings	$105,597	$122,413	$36,380	$98,804	$68,235
Basic earnings per share	$0.32	$0.37	$0.19	$0.54	$0.39
Ounces of gold produced	831,251	985,045	461,751	602,845	607,919
Ounces of gold sold	687,219	1,047,236	313,819	677,936	547,098
Ounces of silver sold	5,059,400	6,054,200	—	—	—
Pounds of copper sold	111,783,700	113,718,700	—	—	—
Average gold price realized per ounce	$401	$366	$402	$367	$312

(1)	These figures are presented on a Canadian GAAP basis. For a reconciliation of the pro forma information to US GAAP, refer to Note 6 of Appendix A of the Circular.

(2)	In accordance with the US and Canadian regulatory pronouncements, a Canadian GAAP pro forma balance sheet was not required to be prepared as at December 31, 2003.

Comparative Per Share Information

The following table sets forth, for the periods indicated, the basic earnings, book value and cash dividends declared per common share separately for Goldcorp on an historical basis and on a pro forma consolidated basis. The conversion ratio is one Goldcorp common share for every four Wheaton common shares.

	For the	For the
	Nine Months Ended	Year Ended
	September 30,	December 31,
	2004	2003
Pro Forma Consolidated
Basic earnings per share	$0.32	$0.37
Book value per share	$8.70	$—	(1)
Cash dividends per share	$0.08	$0.15
Goldcorp Historical
Basic earnings per share	$0.19	$0.54
Book value per share	$2.84	$2.68
Cash dividends per share	$0.13	$0.27

(1)	In accordance with the US and Canadian regulatory pronouncements, a Canadian GAAP pro forma balance sheet was not required to be prepared as at December 31, 2003.

     The information under the heading “7. Source of Funds” on page 43 of the Take Over Bid Circular is hereby amended and restated in its entirety as follows:

“7. Source of Funds

The Offerors will fund the costs of the Offer and estimate that the total maximum funds required to pay all fees and expenses related to the Offer will be approximately $10 million, as set forth in the table below. The Offerors have sufficient funds to make all such cash payments.

Investment banking advisory fees	$7,600,000
Legal	$850,000
Audit	$250,000
Printing, mailing, and shareholder meeting costs	$1,200,000
Consulting fees	$90,000
Travel and other related costs	$50,000

$10,040,000

     The section entitled “20. Dealer Manager and Soliciting Dealer Group” on page 57 of the Take Over Bid Circular is hereby amended and restated in its entirety as follows:

“20. Dealer Manager and Soliciting Dealer Group

The Offerors have engaged the services of GMP Securities Ltd. as Dealer Manager in Canada and Griffiths McBurney Corp. as Dealer Manager in the United States to solicit acceptances of the Offer. GMP Securities Ltd. will be paid a fee of $150,000 for services rendered by it in its capacity as Dealer Manager and will be reimbursed by the Offerors for its reasonable out-of-pocket expenses. In addition, the Dealer Managers will be indemnified against certain liabilities, including liabilities under securities Laws, in connection with the Offer.

GMP Securities Ltd. has the right to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada to solicit acceptances of the Offer from persons who are not resident in the United States and Griffiths McBurney Corp. has the right to appoint sub-agents who are registered under applicable United States securities laws to solicit acceptances of the Offer from persons who are resident in the United States. Each member of the Soliciting Dealer Group, including the Dealer Manager, is referred to herein as a “Soliciting Dealer”. In general, the Offerors have agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Acceptance and Transmittal a fee of $0.06 for each Common Share deposited and taken up by the Offerors under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will be not less than $50 (for a minimum tender of 833 Common Shares) and not more than $1,500. The Offerors will not pay any fee with respect to deposits of Common Shares held for the Dealer Managers’ own accounts. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offerors may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offerors at the time of deposit and the Dealer Managers to furnish evidence sufficient to identify Common Shares held for the Dealer Managers’ own account that are deposited to the Offer.

Except as set forth above, the Offerors will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who transmit their Common Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer.”

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

     Under the Business Corporations Act (Ontario), the Registrant may indemnify a present or former director or officer or person who acts or acted at the Registrant’s request as a director or officer of another corporation of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Registrant or body corporate and provided that the director or officer acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director is entitled to indemnification from the Registrant as a matter of right if he was substantially successful on the merits in his defense and fulfilled the conditions set forth above.

     In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or a person who acts or acted at a Registrant’s request as a director or officer of a corporation in which the Registrant is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Registrant or other corporation if he acted honestly and in good faith with a view to the best interests of the Registrant, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful.

     A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the Business Corporations Act (Ontario).

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

     The following exhibits have been filed as part of the Registration Statement:

Exhibit	Description
4.1	Take-Over Bid Circular, including the Offer to Purchase, dated December 29, 2004*
4.2	Letter of Acceptance and Transmittal*
4.3	Notice of Guaranteed Delivery*
4.4	Guidelines for Certification of Taxpayer Identification on Substitute Form W-9*
4.5	Acquisition Agreement, dated December 23, 2004, between Goldcorp Inc. and Wheaton River Minerals Ltd.*
4.6	Annual Information Form of Goldcorp for the year ended December 31, 2003 of Goldcorp dated May 14, 2004*
4.7	Audited comparative consolidated financial statements of Goldcorp as at, and for the year ended, December 31, 2003, together with the auditors’ report thereon*
4.8	Management’s Discussion and Analysis for the year ended December 31, 2003*
4.9	Unaudited comparative consolidated interim financial statements of Goldcorp as at, and for the nine-month period ended, September 30, 2004*
4.10	Management’s Discussion and Analysis for the nine-month period ended September 30, 2004*
4.11	Management Information Circular and Proxy Statement of Goldcorp dated March 31, 2004 distributed in connection with the annual and general meeting of shareholders of Goldcorp held on June 16, 2004 (excluding the sections entitled “Report on Executive Compensation”, “Performance Graph” and “Corporate Governance”)*
4.12	Material change report of Goldcorp dated December 7, 2004 respecting the Offer*
4.13	Press release issued by Goldcorp Inc.*
4.14	Transcript of Joint Conference Call of Goldcorp Inc. and Wheaton River Minerals Ltd. held on December 6, 2004*
4.15	Material change report of Goldcorp dated December 24, 2004 concerning Goldcorp’s approval of the Offer and entering into the Acquisition Agreement*
4.16	Standstill and Confidentiality Agreement, dated December 3, 2004, between Goldcorp Inc. and Wheaton River Minerals Ltd.*
4.17	Letter of Intent, dated December 5, 2004, between Goldcorp Inc. and Wheaton River Minerals Ltd.*
4.18	Notice of Special Meeting of Shareholders and Management Information Circular of Goldcorp, dated January 4, 2005*
4.19	Annual Information Form of Wheaton for the year ended December 31, 2003, dated May 12, 2004*

Exhibit	Description
4.20	Audited comparative consolidated financial statements of Wheaton as at, and for the year ended, December 31, 2003, together with the auditors’ report thereon*
4.21	Management’s Discussion and Analysis of Results of Operations and Financial Condition of Wheaton for the year ended December 31, 2003*
4.22	Management’s Discussion and Analysis of Results of Operations and Financial Condition of Wheaton for the year ended December 31, 2003*
4.23	Management’s Discussion and Analysis of Results of Operations and Financial Condition of Wheaton for the nine-months ended September 30, 2004*
4.24	The following sections of the Joint Management Information Circular of Wheaton and IAMGOLD Corporation (“IAMGOLD”) dated April 30, 2004 distributed in connection with the annual and special meeting of shareholders of Wheaton held on June 8, 2004: “General Proxy Information”, “Information Concerning the Meetings (information respecting Wheaton only), “Annual Business to be Considered by Wheaton Shareholders”, “Wheaton Directors’ Approval” and “Exhibit C — Information Concerning Wheaton River Minerals Ltd.” (excluding the sections entitled “Statement of Executive Compensation — Report on Executive Compensation”, “Statement of Executive Compensation — Performance Graph” and “Statement of Corporate Governance Policies”)*
4.25	Material change report of Wheaton dated January 14, 2004 concerning the completion by Wheaton of the acquisition of the Amapari Gold Project in Brazil*
4.26	Material change report of Wheaton dated April 7, 2004 concerning the proposed agreement between Wheaton and IAMGOLD to combine the two companies*
4.27	Material change report of Wheaton dated May 6, 2004 concerning the completion of due diligence, receipt of final fairness opinions and signing of a definitive agreement by Wheaton and IAMGOLD, all in connection with the proposed combination of the two companies*
4.28	Material change report of Wheaton dated June 3, 2004 concerning: (A) the receipt by Wheaton of an unsolicited proposal from Coeur d’Alene Mines Corporation (“Coeur’’) to acquire all of Wheaton’s outstanding common shares; and (B) the decision of Wheaton not to pursue Coeur’s proposal*
4.29	Material change report of Wheaton dated June 7, 2004 concerning: (A) the receipt by Wheaton of a further unsolicited proposal from Coeur to acquire all of Wheaton’s outstanding common shares; (B) the decision of Wheaton not to pursue the revised proposal delivered by Coeur; and (C) the recommendation of Wheaton that Wheaton’s shareholders vote in favour of the proposed IAMGOLD combination*

Exhibit	Description
4.30	Material change report of Wheaton dated June 18, 2004 concerning: (A) the approval by Wheaton’s shareholders of the proposed IAMGOLD combination; (B) the decision of Wheaton to hold a further vote of its shareholders to approve the combination with IAMGOLD on July 6, 2004; (C) the receipt by Wheaton of a written request from Coeur for a list of Wheaton’s shareholders; and (D) the appointment by Wheaton’s board of directors of a special committee authorized to review and consider the proposed IAMGOLD combination, the unsolicited proposal made to Wheaton by Coeur, and any further proposals made to Wheaton or its shareholders by third parties*
4.31	Material change report of Wheaton dated July 1, 2004 concerning: (A) the rejection by Wheaton of the latest unsolicited proposals from Coeur; and (B) the reconfirmation by Wheaton of its recommendation that Wheaton’s shareholders vote in favour of the proposed IAMGOLD combination on July 6, 2004*
4.32	Material change report of Wheaton dated July 13, 2004 concerning: (A) the inability of IAMGOLD to obtain the required shareholder approval for the proposed combination with Wheaton; (B) the termination of the arrangement agreement between Wheaton and IAMGOLD; and (C) the adjournment by Wheaton of its shareholders’ meeting scheduled for July 6, 2004*
4.33	Material change report of Wheaton dated July 23, 2004 concerning the absence of a legal offer from Coeur to Wheaton’s Canadian shareholders*
4.34	Material change report of Wheaton dated July 23, 2004 concerning: (A) the agreement of Chap Mercantile Inc. (“Chap’’) to purchase 100% of the silver produced by Wheaton’s Luismin mining operations in Mexico (the “Silver Transaction’’); (B) the change of name by Chap to Silver Wheaton Corp.; (C) the option of Wheaton and Luismin S.A. de C.V. not to proceed with the Silver Transaction; and (D) the intention of Wheaton to complete an equity financing in connection with the Silver Transaction*
4.35	Material change report of Wheaton dated July 29, 2004 concerning: (A) the inability of Wheaton to make a recommendation to its shareholders to accept or reject Coeur’s offer; (B) the recommendation of Wheaton that Wheaton’s shareholders not tender their shares to Coeur’s U.S. offer or take any other action until they receive a further recommendation from Wheaton; (C) the filing by Wheaton of a Schedule 14D-9 with the SEC in connection with Wheaton’s response to Coeur’s U.S. offer; (D) the request from Wheaton to Coeur for confirmation with respect to Coeur’s intention not to take up and pay for Wheaton’s shares under Coeur’s U.S. offer until the same opportunity is provided to Wheaton’s Canadian shareholders; and (E) the intention of Wheaton to review and respond to Coeur’s offer once the offer is made to all of Wheaton’s Canadian shareholders*

Exhibit	Description
4.36	Material change report of Wheaton dated September 13, 2004 concerning: (A) the recommendation of Wheaton that Wheaton’s shareholders reject Coeur’s offer to purchase all of Wheaton’s outstanding common shares; and (B) the rescheduling by Wheaton of the closing date of the Silver Transaction*
4.37	Material change report of Wheaton dated October 25, 2004 concerning the closing of the Silver Transaction*
4.38	Material change report of Wheaton dated December 14, 2004 concerning the agreement of Wheaton in principle to combine with Goldcorp Inc.*
4.39	Material change report of Wheaton dated December 31, 2004 concerning Wheaton’s entering into the Acquisition Agreement with Goldcorp*
4.40	Unaudited comparative consolidated financial statements of Wheaton as at, and for the nine-months ended September 30, 2004, including a reconciliation to U.S. GAAP contained in Note 16 thereto*
4.41	Press release issued by Goldcorp Inc., dated January 14, 2005 containing summary financial information of Goldcorp (filed herewith)
4.42	Press release issued by Goldcorp Inc. (incorporated by reference to Goldcorp's filing pursuant to Rule 425, filed on January 13, 2005)
4.43	Press release issued by Goldcorp Inc. (incorporated by reference to Goldcorp's filing pursuant to Rule 425, filed on January 14, 2005)
5.1	Consent of Fraser Milner Casgrain LLP*
5.2	Consent of Dorsey & Whitney LLP*
5.3	Consent of KPMG LLP*
5.4	Consent of Deloitte & Touche LLP*
6.1	Powers of Attorney*

*	Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

     The registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

     Concurrently with the filing of the initial Registration Statement on Form F-10, the Registrant filed with the Commission a written Irrevocable Consent and Power of Attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, country of Canada, on January 14, 2005.

GOLDCORP INC.
By:	/s/ R. Gregory Laing
R. Gregory Laing
Vice President, Legal

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman and Chief Executive Officer (principal executive officer)	January 14, 2005
Robert R. McEwen
*	Vice President, Finance (principal financial officer)	January 14, 2005
Brad Boland
*	Corporate Controller (principal accounting officer)	January 14, 2005
Perry Y. Ing
*	Director	January 14, 2005
David R. Beatty
*	Director	January 14, 2005
Ronald M. Goldsack

Signature	Title	Date
* Stuart R. Horne	Director	January 14, 2005
* James M. Hutch	Director	January 14, 2005
* Brian W. Jones	Director	January 14, 2005
* Dr. Donald R.M. Quick	Director	January 14, 2005
* Michael L. Stein	Director	January 14, 2005

*By	/s/ R. Gregory Laing
R. Gregory Laing Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Goldcorp Inc. in the United States on January 14, 2005.

WHARF RESOURCES (U.S.A.), INC.
By:	/s/ John Begeman
John Begeman
General Manager

EXHIBIT INDEX

Exhibit	Description
4.1	Take-Over Bid Circular, including the Offer to Purchase, dated December 29, 2004*
4.2	Letter of Acceptance and Transmittal*
4.3	Notice of Guaranteed Delivery*
4.4	Guidelines for Certification of Taxpayer Identification on Substitute Form W-9*
4.5	Acquisition Agreement, dated December 23, 2004, between Goldcorp Inc. and Wheaton River Minerals Ltd.*
4.6	Annual Information Form of Goldcorp for the year ended December 31, 2003 of Goldcorp dated May 14, 2004*
4.7	Audited comparative consolidated financial statements of Goldcorp as at, and for the year ended, December 31, 2003, together with the auditors’ report thereon*
4.8	Management’s Discussion and Analysis for the year ended December 31, 2003*
4.9	Unaudited comparative consolidated interim financial statements of Goldcorp as at, and for the nine-month period ended, September 30, 2004*
4.10	Management’s Discussion and Analysis for the nine-month period ended September 30, 2004*
4.11	Management Information Circular and Proxy Statement of Goldcorp dated March 31, 2004 distributed in connection with the annual and general meeting of shareholders of Goldcorp held on June 16, 2004 (excluding the sections entitled “Report on Executive Compensation”, “Performance Graph” and “Corporate Governance”)*
4.12	Material change report of Goldcorp dated December 7, 2004 respecting the Offer*
4.13	Press release issued by Goldcorp Inc.*
4.14	Transcript of Joint Conference Call of Goldcorp Inc. and Wheaton River Minerals Ltd. held on December 6, 2004*
4.15	Material change report of Goldcorp dated December 24, 2004 concerning Goldcorp’s approval of the Offer and entering into the Acquisition Agreement*
4.16	Standstill and Confidentiality Agreement, dated December 3, 2004, between Goldcorp Inc. and Wheaton River Minerals Ltd.*
4.17	Letter of Intent, dated December 5, 2004, between Goldcorp Inc. and Wheaton River Minerals Ltd.*
4.18	Notice of Special Meeting of Shareholders and Management Information Circular of Goldcorp, dated January 4, 2005*

Exhibit	Description
4.19	Annual Information Form of Wheaton for the year ended December 31, 2003, dated May 12, 2004*
4.20	Audited comparative consolidated financial statements of Wheaton as at, and for the year ended, December 31, 2003, together with the auditors’ report thereon*
4.21	Management’s Discussion and Analysis of Results of Operations and Financial Condition of Wheaton for the year ended December 31, 2003*
4.22	Management’s Discussion and Analysis of Results of Operations and Financial Condition of Wheaton for the year ended December 31, 2003*
4.23	Management’s Discussion and Analysis of Results of Operations and Financial Condition of Wheaton for the nine-months ended September 30, 2004*
4.24	The following sections of the Joint Management Information Circular of Wheaton and IAMGOLD Corporation (“IAMGOLD”) dated April 30, 2004 distributed in connection with the annual and special meeting of shareholders of Wheaton held on June 8, 2004: “General Proxy Information”, “Information Concerning the Meetings (information respecting Wheaton only), “Annual Business to be Considered by Wheaton Shareholders”, “Wheaton Directors’ Approval” and “Exhibit C — Information Concerning Wheaton River Minerals Ltd.” (excluding the sections entitled “Statement of Executive Compensation — Report on Executive Compensation”, “Statement of Executive Compensation — Performance Graph” and “Statement of Corporate Governance Policies”)*
4.25	Material change report of Wheaton dated January 14, 2004 concerning the completion by Wheaton of the acquisition of the Amapari Gold Project in Brazil*
4.26	Material change report of Wheaton dated April 7, 2004 concerning the proposed agreement between Wheaton and IAMGOLD to combine the two companies*
4.27	Material change report of Wheaton dated May 6, 2004 concerning the completion of due diligence, receipt of final fairness opinions and signing of a definitive agreement by Wheaton and IAMGOLD, all in connection with the proposed combination of the two companies*
4.28	Material change report of Wheaton dated June 3, 2004 concerning: (A) the receipt by Wheaton of an unsolicited proposal from Coeur d’Alene Mines Corporation (“Coeur’’) to acquire all of Wheaton’s outstanding common shares; and (B) the decision of Wheaton not to pursue Coeur’s proposal*
4.29	Material change report of Wheaton dated June 7, 2004 concerning: (A) the receipt by Wheaton of a further unsolicited proposal from Coeur to acquire all of Wheaton’s outstanding common shares; (B) the decision of Wheaton not to pursue the revised proposal delivered by Coeur; and (C) the recommendation of Wheaton that Wheaton’s shareholders vote in favour of the proposed IAMGOLD combination*

Exhibit	Description
4.30	Material change report of Wheaton dated June 18, 2004 concerning: (A) the approval by Wheaton’s shareholders of the proposed IAMGOLD combination; (B) the decision of Wheaton to hold a further vote of its shareholders to approve the combination with IAMGOLD on July 6, 2004; (C) the receipt by Wheaton of a written request from Coeur for a list of Wheaton’s shareholders; and (D) the appointment by Wheaton’s board of directors of a special committee authorized to review and consider the proposed IAMGOLD combination, the unsolicited proposal made to Wheaton by Coeur, and any further proposals made to Wheaton or its shareholders by third parties*
4.31	Material change report of Wheaton dated July 1, 2004 concerning: (A) the rejection by Wheaton of the latest unsolicited proposals from Coeur; and (B) the reconfirmation by Wheaton of its recommendation that Wheaton’s shareholders vote in favour of the proposed IAMGOLD combination on July 6, 2004*
4.32	Material change report of Wheaton dated July 13, 2004 concerning: (A) the inability of IAMGOLD to obtain the required shareholder approval for the proposed combination with Wheaton; (B) the termination of the arrangement agreement between Wheaton and IAMGOLD; and (C) the adjournment by Wheaton of its shareholders’ meeting scheduled for July 6, 2004*
4.33	Material change report of Wheaton dated July 23, 2004 concerning the absence of a legal offer from Coeur to Wheaton’s Canadian shareholders*
4.34	Material change report of Wheaton dated July 23, 2004 concerning: (A) the agreement of Chap Mercantile Inc. (“Chap’’) to purchase 100% of the silver produced by Wheaton’s Luismin mining operations in Mexico (the “Silver Transaction’’); (B) the change of name by Chap to Silver Wheaton Corp.; (C) the option of Wheaton and Luismin S.A. de C.V. not to proceed with the Silver Transaction; and (D) the intention of Wheaton to complete an equity financing in connection with the Silver Transaction*
4.35	Material change report of Wheaton dated July 29, 2004 concerning: (A) the inability of Wheaton to make a recommendation to its shareholders to accept or reject Coeur’s offer; (B) the recommendation of Wheaton that Wheaton’s shareholders not tender their shares to Coeur’s U.S. offer or take any other action until they receive a further recommendation from Wheaton; (C) the filing by Wheaton of a Schedule 14D-9 with the SEC in connection with Wheaton’s response to Coeur’s U.S. offer; (D) the request from Wheaton to Coeur for confirmation with respect to Coeur’s intention not to take up and pay for Wheaton’s shares under Coeur’s U.S. offer until the same opportunity is provided to Wheaton’s Canadian shareholders; and (E) the intention of Wheaton to review and respond to Coeur’s offer once the offer is made to all of Wheaton’s Canadian shareholders*

Exhibit	Description
4.36	Material change report of Wheaton dated September 13, 2004 concerning: (A) the recommendation of Wheaton that Wheaton’s shareholders reject Coeur’s offer to purchase all of Wheaton’s outstanding common shares; and (B) the rescheduling by Wheaton of the closing date of the Silver Transaction*
4.37	Material change report of Wheaton dated October 25, 2004 concerning the closing of the Silver Transaction*
4.38	Material change report of Wheaton dated December 14, 2004 concerning the agreement of Wheaton in principle to combine with Goldcorp Inc.*
4.39	Material change report of Wheaton dated December 31, 2004 concerning Wheaton’s entering into the Acquisition Agreement with Goldcorp*
4.40	Unaudited comparative consolidated financial statements of Wheaton as at, and for the nine-months ended September 30, 2004, including a reconciliation to U.S. GAAP contained in Note 16 thereto*
4.41	Press release issued by Goldcorp Inc., dated January 14, 2005 containing summary financial information of Goldcorp (filed herewith)
4.42	Press release issued by Goldcorp Inc. (incorporated by reference to Goldcorp's filing pursuant to Rule 425, filed on January 13, 2005)
4.43	Press release issued by Goldcorp Inc. (incorporated by reference to Goldcorp's filing pursuant to Rule 425, filed on January 14, 2005)
5.1	Consent of Fraser Milner Casgrain LLP*
5.2	Consent of Dorsey & Whitney LLP*
5.3	Consent of KPMG LLP*
5.4	Consent of Deloitte & Touche LLP*
6.1	Powers of Attorney*

*	Previously filed.